Exhibit 99.1

FOR IMMEDIATE RELEASE

ADVANCED DISPOSAL SERVICES, INC. COMMENCES CASH TENDER OFFER FOR ANY AND ALL OF ITS OUTSTANDING 8¼% SENIOR NOTES DUE 2020

PONTE VEDRA, Fla. (Oct. 26, 2016) — Advanced Disposal Services, Inc. (“Advanced Disposal”) (NYSE: ADSW) announced today that it has commenced a cash tender offer (the “Offer”) to purchase any and all of its 8¼% Senior Notes due 2020 (the “Notes”). The terms and conditions of the Offer are described in the Offer to Purchase, dated October 26, 2016 (the “Offer to Purchase”), and the related Letter of Transmittal.

The Offer will expire at 12:00 midnight, New York City time, on November 23, 2016, unless extended or earlier terminated as described in the Offer to Purchase (such date and time, as the same may be extended, the “Expiration Time”). The consideration for the Notes validly tendered prior to 5:00 p.m., New York City time, on November 8, 2016 (the “Early Tender Premium Deadline”), and not validly withdrawn prior to the Early Tender Premium Deadline, will be $1,045.00 for each $1,000 principal amount of the Notes, which includes an early tender premium of $20.00 per $1,000 principal amount of the Notes so tendered. The consideration for Notes validly tendered after the Early Tender Premium Deadline but prior to the Expiration Time will be $1,025.00 for each $1,000 principal amount of Notes.

Validly tendered Notes may be validly withdrawn at any time at or prior to 5:00 P.M., New York City time, on November 8, 2016 unless extended by us (such date and time, as the same may be extended with respect to an Offer, the “Withdrawal Deadline”), but not thereafter. Notes tendered after the Withdrawal Deadline may not be withdrawn.

The Offer is subject to the satisfaction or waiver of certain conditions as set forth in the Offer to Purchase. Subject to the satisfaction or waiver of such conditions, Advanced Disposal will accept for payment, following the Early Tender Premium Deadline, all Notes validly tendered and not validly withdrawn at or prior to the Early Tender Premium Deadline. Payment for such Notes so accepted is anticipated to be made on or about November 10, 2016. For any Notes validly tendered and accepted after the Early Tender Premium Deadline but at or prior to the Expiration Time, the settlement date is expected to occur following the Expiration Time and is anticipated to be on or about November 25, 2016.  In addition, accrued and unpaid interest up to, but not including, the applicable settlement date will be payable in cash on all validly tendered and accepted Notes.

Advanced Disposal has retained Deutsche Bank Securities Inc. to serve as the dealer manager for the Offer and has retained D.F. King & Co., Inc. to serve as the tender agent and information agent for the Offer. Requests for documents may be directed to D.F. King & Co., Inc. by telephone toll free at 1-800-628-8538 or in writing at D.F. King & Co., Inc., 48 Wall Street, 22nd Floor, New York, New York 10005, Attention: Peter Aymar. Questions regarding the Offer may be directed to Deutsche Bank Securities Inc. by telephone, collect at (212) 250-7527 or toll free at 1-855-287-1922, or in writing at Deutsche Bank Securities, 60 Wall Street, 2nd Floor, New York, New York 10005 Attention: Liability Management Group.

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell the Notes. The Offer is being made solely by means of the Offer to Purchase and related Letter of Transmittal. In those jurisdictions where the securities, blue sky or other laws require any tender offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Advanced Disposal by the dealer manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Forward-Looking Statements

This press release contains a number of forward-looking statements.  Words, and variations of words such as “believe,” “expect,” “plan,” “continue,” “will,” “should,” and similar expressions are intended to identify our forward-looking statements.  These forward-looking statements involve risks and uncertainties, many of which are beyond our control, and important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, risks related to the capital markets.  For additional information on these and other factors that could affect our forward-looking statements, see our risk factors, as they may be amended from time to time, set forth in our filings with the SEC.  We disclaim and do not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.

About Advanced Disposal

Advanced Disposal brings fresh ideas and solutions to the business of a clean environment.  As the fourth largest solid waste company in the U.S., we provide integrated, non-hazardous solid waste collection, recycling and disposal services to residential, commercial, industrial and construction customers across 16 states and the Bahamas. Our team is dedicated to finding effective, sustainable solutions to preserve the environment for future generations. We welcome you to learn more at AdvancedDisposal.com or follow us on Facebook.

Contact:

Matthew Nelson

Advanced Disposal

(904) 737-7900

Matthew.Nelson@AdvancedDisposal.com